Exhibit 21.1

SUBSIDIARIES OF PARTNERS GROUP LENDING FUND, LLC

Name	Jurisdiction
Partners Group BDC Finance I, LLC	Delaware
Partners Group Revolver Pooling BDC, LLC	Delaware